Exhibit 10.64

Addendum to the Rental Agreement dated 16 January 2017
and the Rental Extension Agreement for an Unprotected
Rental Property dated 21 January 2018

Drawn and entered into on 15 January 2019

Between:	Green Power Ye.Ym. Ltd. P.C. 514876952
Of 13 Gad Finstein Street, Rehovot
(Hereinafter: “The Company”)
Party of the First Part;

And	SciVac Ltd. P.C. P.C. 513679555
13 Gad Finestein Street, Rehovot
POB 580, 7610303
(Hereinafter: “The Tenant”)
Party of the Second Part;

Whereas	on November 5, 2013, Ayalot Investments (Ramat Vered) 1994 Ltd. and Sarda Ltd. (Hereinafter jointly: “The Original Landlord”) and the Company signed a primary rental agreement and its addendums with regards to the Rental Property (The Rental Agreement and its addendums will hereinafter be known as: “The Primary Rental Agreement”);

And whereas	a secondary rental agreement and its addendums were (The Rental Agreement and its addendums will hereinafter be known as “The Secondary Rental Agreement”) was signed with regards to the Rental Property on January 16, 2017 and until January 22, 2018 for a period of twelve (12) months (Hereinafter: “The Original Secondary Rental Agreement”);

And whereas	on January 21, 2018, the Parties signed an agreement to exercise the option and extension of the Secondary Rental Period for an additional period of twelve (12) additional months (Hereinafter: “The Option Exercise Agreement”) (The Secondary Rental Agreement and the Option Exercise Agreement will jointly be known as “The Secondary Rental Agreement”);

And whereas	the Rental Period of the Tenant in the Rental Property expires in accordance with the Option Exercise Agreement on January 22, 2019 (Hereinafter: The Option Exercise Period”);

And whereas	the Tenant wishes to extend the Rental Period in the Rental Property at the end of the Option Exercise Period, and the Company agrees to this, in accordance with the conditions specified in the Secondary Rental Agreement, and subject to the changes specified in this Agreement below;

Now, wherefore, the Parties have agreed, declared and stipulated as follows:

1.	The introduction to this addendum and its appendices are an integral part thereof.

2.	The terms appearing in this Agreement will be assigned the definitions assigned to them in the Original Secondary Rental Agreement.

3.	The specified in this addendum amends and changes the Secondary Rental Agreement only in the sections and/or provisions to be amended and/or added in this addendum. The sections to be amended and/or added will supersede the specified in the Secondary Rental Agreement. The other terms of the Secondary Rental Agreement will apply in full, without change with regards to the rental of the Rental Property.

4.	The Tenant is in possession of the Rental Property by virtue of the Secondary Rental Agreement, is familiar with the physical condition and has no claims and/or demands regarding the state of the Rental Property.

5.	The Rental Period in the Rental Property will be extended for an additional period of an additional thirty-six (36) months and nine (9) days that will commence on 23 January 2019 and end on 31 January 2022 (Hereinafter: “The Additional Rental Period” or “The Third Rental Period of the Rental Property”).

6.	The monthly rent for the Third Rental Period of the Rental Property will include all current mandatory payments required by virtue of the Primary Rental Agreement and the Secondary Rental Agreement including, but not limited to, management fees, property tax, water and electricity, and will amount to twenty-six thousand five hundred New Israeli Shekels (NIS 26,500) per month plus VAT (Hereinafter: “The Rent”). Without derogating from the specified above, in a month in which electricity consumption in the Rental Property exceeds one thousand five hundred New Israeli Shekels (NIS 1500) only, the Tenant will pay the Company the difference.

7.	At the start of the Third Rental Period, the Tenant will pay the Company monthly rent plus VAT that will be paid in accordance with the following provisions:

7.1	On 23 January 2019, an amount of thirty-four thousand, one hundred ninety-four New Israeli Shekels (NIS 34,194) plus VAT will be paid for the period of January 23, 2019 till February 28, 2019.

7.2	Commencing on March 1, 2019 and until the end of the Rental Period, monthly rent in the amount of twenty-six thousand five hundred New Israeli Shekels (NIS 26,500) plus VAT will be paid at the start of every calendar month, on the 1st of every month.

7.3	Rent will be paid via bank transfer on the 1st of every month to:
Bank 20
Branch No. 418
Account No. 187722
Under the name Green Power Ye.Ym. Ltd.

8.	For the removal any and all doubt, it is hereby clarified that a delay of up to three (3) days in payment of the Rent for Sabbatical, Saturday and/or holiday reasons, will not be considered a breach of Section 7 above.

9.	The Parties do hereby agree that in the vent of delay in payment of Rent to the Company, and pursuant to the Tenant having been sent written notice in advance, twenty-one (21) days, during which the debt was not paid, the Tenant will pay the Company the accepted and estimated compensation of ten thousand New Israeli Shekels (NIS 10,000). This compensation will not derogate from any other remedy afforded to the Company for said delay.

10.	The terms for the validity of this Agreement is approval of the Original Landlord of this Agreement. The Company undertakes to contact the Original Landlord immediately after the signing of this contract by the two parties in order to obtain said approval (Hereinafter: “Approval of the Original Landlord”). If the Original Landlord does not approve this Agreement with in ninety (90) days from the date of its signing, it is hereby agreed that the Tenant will be entitled to immediately terminate the Agreement, without the Company and/or the Original Landlord having any allegation and/or demand and/or claim against the Tenant. Approval of the Original Landlord will be attached to this Agreement as Appendix A.

11.	If this Agreement is cancelled and the end of the Rental period comes prior to the end of the Rental Period in accordance with that set forth in the Primary Agreement, the Tenant will not have any claims or demands against the Company and/or the Original Landlord. It is hereby clarified that if the Agreement is terminated, the Company undertakes to transfer to the Tenant written notice immediately upon its receipt from the Original Landlord.

12.	Any change, amendment and/or addition to this Agreement will only be valid if done in writing and signed by the Parties to this Agreement.

13.	The other terms of the Secondary Rental Agreement that were not changed in this addendum will remain valid and binding on the parties for the Third Rental Period of the Rental Property.

In Witness Whereof, the Parties come to set their hands and seal:

SciVac Ltd. 513679555 /s/ SciVac Ltc.	Green Power Ye.Ym. Ltd. PC 514876952 /s/ Green Power Ye.Ym. Ltd.
The Tenant	The Company